EXHIBIT 8.1


                     FEDERAL TAX OPINION OF BREYER & AGUGGIA



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                                                      1300 I Street, N.W.
                                                        Suite 470 East
                                                    Washington, D.C. 20005
                                                   Telephone (202) 737-7900
BREYER & AGUGGIA                                   Facsimile (202) 737-7979
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ATTORNEYS AT LAW




                                                  March 31, 1997



Boards of Directors
First Federal Savings and Loan
 Association of Spartanburg
FirstSpartan Financial Corp.
380 E. Main Street
Spartanburg, South Carolina 29302

          Re: Certain Federal Income Tax Consequences Relating to Proposed Holding Company Conversion of First Federal Savings and Loan Association of Spartanburg


Gentlemen and Ladies:

          In accordance with your request, set forth herein is the opinion of this firm relating to certain federal income tax consequences of (i) the proposed conversion of First Federal Savings and Loan Association of Spartanburg (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association (the "Converted Association") (the "Stock Conversion") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Association by a parent holding company formed at the direction of the Board of Directors of the Association and to be known as FirstSpartan Financial Corp. (the "Holding Company").

          For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to, the Plan of Conversion as adopted by the Association's Board of Directors on February 3, 1997 (the "Plan"); the federal mutual charter and bylaws of the Association; the certificate of incorporation and bylaws of Holding Company; the Affidavit of Representations dated March 28, 1997 provided to us by the Association and the Holding Company (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") on March 7, 1997 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof.


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Boards of Directors
First Federal Savings and Loan
 Association of Spartanburg
FirstSpartan Financial Corp.
March 31, 1997
Page 2


Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                   BACKGROUND

          Based solely upon our review of such documents, and upon such information as the Association has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth herein a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

          The Association is a federally-chartered mutual savings and loan association which is in the process of converting to a federally-chartered stock savings and loan association. The Association was initially organized in 1935. The Association is also a member of the Federal Home Loan Bank System and its deposits are federally insured under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. The Association operates out of its main office in Spartanburg, South Carolina and branch offices in Spartanburg and neighboring communities.

          The Association is primarily engaged in the business of attracting deposits from the general public and originating permanent loans secured by first mortgages on one- to four-family residential properties. At December 31, 1996, the Association had total assets of $375.5 million, deposits of $324 million, and total equity of $44.8 million.

          As a federally-chartered mutual savings and loan association, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A savings depositor of the Association is entitled to payment of interest on his account balance as declared and paid by the Association, but has no right to a distribution of any earnings of the Association except for interest paid on his deposit. Rather, such earnings become retained earnings of the Association.

          However, a savings depositor does have a right to share pro rata, with respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Association is ever liquidated. Savings depositors and certain borrowers are members of the Association and thereby have voting rights in the Association. Each savings depositor is entitled to cast votes in proportion to the size of their account balances or fraction thereof held in a withdrawable deposit account of the Association, and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is


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Boards of Directors
First Federal Savings and Loan
 Association of Spartanburg
FirstSpartan Financial Corp.
March 31, 1997
Page 3


entitled in such borrower's capacity as a savings depositor of the Association. All of the interests held by a savings depositor in the Association cease when such depositor closes his accounts with the Association.

          The Holding Company was incorporated in February 1997 under the laws of the State of Delaware as a general business corporation in order to act as a savings institution holding company. The Holding Company has an authorized capital structure of 12 million shares of common stock and 250,000 shares of preferred stock.

                              PROPOSED TRANSACTION

          Management of the Association believes that the Stock Conversion offers a number of advantages which will be important to the future growth and performance of the Converted Association in that it is intended to (i) provide substantially increased capital for investment in its business to expand the operations of the Converted Association; (ii) provide future access to capital markets; (iii) enhance the ability to diversify its operations into new business activities; and (iv) afford depositors and others the opportunity to become stockholders of the Converted Association and thereby participate more directly in any future growth of the Converted Association.

          Accordingly, pursuant to the Plan, the Association will undergo the Stock Conversion whereby it will be converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings association. As part of the Stock Conversion, the Association will amend its existing mutual savings association charter and bylaws to read in the form of a Federal Stock Charter and Bylaws. The Converted Association will then issue to the Holding Company shares of the Converted Association's common stock, representing all of the shares of capital stock to be issued by the Converted Association in the Conversion, in exchange for payment by the Holding Company of 50% of the net proceeds realized by the Holding Company from such sale of its Common Stock, less amounts necessary to fund the Employee Stock Ownership Plan of the Association, or such other percentage as the Office of Thrift Supervision ("OTS") may authorize or require.

          Also pursuant to the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering and, if necessary, a Direct Community Offering. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan and the total number of shares of Common Stock to be offered in the Conversion will be determined by the Boards of Directors of the Association and the Holding Company on the basis of the estimated pro forma market value of the Converted Association as a subsidiary of


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Boards of Directors
First Federal Savings and Loan
 Association of Spartanburg
FirstSpartan Financial Corp.
March 31, 1997
Page 4


the Holding Company. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The Stock Conversion, including the sale of newly issued shares of the stock of the Converted Association to the Holding Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

          Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to nontransferable subscription rights on the basis of preference categories in the following order of priority:

          (1)   Eligible Account Holders;

          (2)   Tax-Qualified Employee Stock Benefit Plans of the Association;

          (3)   Supplemental Eligible Account Holders; and

          (4)   Other Members.

          Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Direct Community Offering in the following order of priority:

          (a) Natural persons and trust of natural persons who are permanent residents of Spartanburg County, South Carolina; and

          (b)   The general public.

          Any shares of Common Stock not subscribed for in the Direct Community Offering may be offered to certain members of the general public on a best efforts basis by a selling group of broker dealers in a Syndicated Community Offering.

          The Plan also provides for the establishment of a Liquidation Account by the Converted Association for the benefit of all Eligible Account Holders and any Supplemental Eligible Account Holders in an amount equal to the net worth of the Association as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Association. The account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Association in event of liquidation prior to any liquidation distribution being made with respect to capital stock.


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Boards of Directors
First Federal Savings and Loan
 Association of Spartanburg
FirstSpartan Financial Corp.
March 31, 1997
Page 5



          Following the Stock Conversion, voting rights in the Converted Association shall be vested in the sole holder of stock in the Converted Association, which will be the Holding Company. Voting rights in the Holding Company after the Stock Conversion will be vested in the holders of the Common Stock.

          The Stock Conversion will not interrupt the business of the Association. The Converted Association will continue to engage in the same business as the Association immediately prior to the Stock Conversion, and the Converted Association will continue to have its savings accounts insured by the SAIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in the Stock Conversion. All loans of the Association will remain unchanged and retain their same characteristics in the Converted Association.

          The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Association's members called to vote on the Plan.

          Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.

                                     OPINION

          Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

           1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Association or the Converted Association as a result of the Stock Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).

           2. The assets of the Association will have the same basis in the hands of the Converted Association as in the hands of the Association immediately prior to the Stock Conversion (Section 362(b) of the Code).



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Boards of Directors
First Federal Savings and Loan
 Association of Spartanburg
FirstSpartan Financial Corp.
March 31, 1997
Page 6


           3. The holding period of the assets of the Association to be received by the Converted Association will include the period during which the assets were held by the Association prior to the Stock Conversion (Section 1223(2) of the Code).

           4. No gain or loss will be recognized by the Converted Association on the receipt of money from the Holding Company in exchange for shares of common stock of the Converted Association (Section 1032(a) of the Code). The Holding Company will be transferring solely cash to the Converted Association in exchange for all the outstanding capital stock of the Converted Association and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).

           5. No gain or loss will be recognized by the Holding Company upon receipt of money from stockholders in exchange for shares of Common Stock (Section 1032(a) of the Code).

           6. No gain or loss will be recognized by the Eligible Account Holders and Supplemental Eligible Account Holders of the Association upon the issuance of them of deposit accounts in the Converted Association in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Association held immediately prior to the Stock Conversion (Section 1001(a) of the Code; Treas. Reg. ss.1.1001-1(a)).

           7. The tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in the Converted Association received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Association surrendered in exchange therefor (Section 1012 of the Code).

           8. Gain or loss, if any, will be realized by the deposit account holders of the Association upon the constructive receipt of their interest in the liquidation account of the Converted Association and on the nontransferable subscription rights to purchase stock of the Holding Company in exchange for their proprietary rights in the Association. Any such gain will be recognized by the Association deposit account holders, but only in an amount not in excess of the fair market value of the liquidation account and subscription rights received. (Section 1001 of the Code; Paulsen v. Commissioner, 469 U.S. 131 (1985); Rev. Rul. 69-646, 1969-2 C.B. 54.)


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Boards of Directors
First Federal Savings and Loan
 Association of Spartanburg
FirstSpartan Financial Corp.
March 31, 1997
Page 7



           9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Association pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

          10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C.B. 182).

          11. The basis of the Common Stock acquired in the Stock Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

          12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

                                SCOPE OF OPINION

          Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

          Regarding the valuation of subscription rights, we understand that the Association has received the opinion of RP Financial, LC. dated February 21, 1997 to the effect that the


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Boards of Directors
First Federal Savings and Loan
 Association of Spartanburg
FirstSpartan Financial Corp.
March 31, 1997
Page 8


subscription rights have no ascertainable market value. We express no opinion regarding the valuation of the subscription rights.

                                    CONSENTS

          We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

          We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Association's Application for Conversion on Form AC ("Form AC"), respectively, and the reference on our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "THE CONVERSION - - Effect of Conversion to Stock Form on Depositors and Borrowers of the Association -- Tax Effects" and "LEGAL AND TAX OPINIONS."

                                             Very truly yours,

                                             /s/ Breyer & Aguggia

                                             BREYER & AGUGGIA




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                          AFFIDAVIT OF REPRESENTATIONS

          The following statements, representations, and declarations are made in support of the federal tax opinion to be issued by Breyer & Aguggia, Washington, D.C., in connection with the (i) the proposed conversion of First Federal Savings and Loan Association of Spartanburg ("Association") from a federally-chartered mutual savings and loan association to a federallychartered stock savings and loan association ("Converted Association") (the "Stock Conversion") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of Converted Association by a parent holding company formed at the direction of the Board of Directors of Association and to be known as FirstSpartan Financial Corp. (the "Holding Company"). All capitalized terms have the same meaning as in the federal tax opinion, unless otherwise indicated.

1. Neither Converted Association nor Holding Company have a plan or intention to redeem or otherwise acquire any of the stock issued by either, respectively, in the proposed transaction.

2. Immediately following the consummation of the proposed transaction, Converted Association will possess the same assets and liabilities as Association held immediately prior to the proposed transaction, plus the proceeds from the sale of its stock to Holding Company.

3. Following the conversion, Converted Association will continue to engage in its business in substantially the same manner as Association engaged in prior to the conversion. Converted Association has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary COURSE OF BUSINESS.

4. Association is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

5. Compensation to be paid to depositor/employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. Holding Company, after conversion, intends to adopt stock option and other stock benefit plans as part of the compensation of certain of its employees and/or directors. The employees and directors may recognize taxable income as a result of these plans.

6. No shares of Holding Company will be issued to or purchased by depositors/employees at a discount or as compensation in the proposed transaction.

7. The aggregate fair market value of the qualifying deposits held by Eligible Account Holders and Supplemental Eligible Account Holders as of tne close of business on the Eligibility Record Date and Supplemental Eligibility Record Date, as applicable, will equal or exceed 99 percent of the aggregate fair market value of all savings accounts (INCLUDING THOSE ACCOUNTS OF LESS THAN $50) IN ASSOCIATION AS OF THE CLOSE OF BUSINESS ON said dates.



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8.       No cash or property will be given to Eligible Account Holders,
         Supplemental Eligible Account Holders, or others in lieu of (a) nontransferable subscription rights or (b) an interest in the Liquidation Account of Converted Association.

9. At the time of the proposed conversion, the fair market value of the assets of Association on a going concern basis will exceed the amount of its liabilities plus the amount of liabilities to which its assets are subject.

10. Association, Converted Association and Holding Company are corporations within the meaning of section 7701(a)(3) of the Code.

11. Holding Company is not an investment company as described in section 1.351-l(c) of the Income Tax Regulations.

12. Holding Company has no plan or intention to sell or otherwise dispose of the stock of Converted Association received by it in the proposed transaction. There is no plan or intention for Converted Association to be liquidated or merged into another corporation following consummation of the proposed transaction. Similarly, Holding Company is aware of no plan or intention on the part of its shareholders to sell or otherwise dispose of Holding Company Stock to be purchased in the proposed transaction.

13. Association, as a mutual savings association prior to its conversion to stock form, and Converted Association, as a stock savings association, and Holding Company will each pay their own expenses of the transaction and will not pay expenses, if any, solely attributable to Holding Company shareholders. Association's depositors will pay expenses of the conversion solely attributable to them, if any.

14. The Eligible Account Holders' and Supplemental Eligible Account Holders' proprietary interest in Association arises solely by virtue of the fact that they are account holders in Association.

15. The transaction does not involve a receivership, foreclosure or similar proceeding before a federal or state agency involving a financial institution to which Code sections 585 or 593 apply.

16. No amount of savings accounts or deposits held by Eligible Account Holders or the Supplemental Eligible Account Holders will be excluded from a participation in the Liquidation Account.

17. The fair market value of the withdrawable deposit accounts plus interest in the Liquidation Account of Converted Association to be constructively received in the proposed transaction will, in each instance, be equal to the fair market value of the withdrawable savings accounts of Association plus related proprietary rights surrendered in exchange therefor. All proprietary rights in Association form an integral part of the withdrawable savings accounts being surrendered in the exchange.

                                       2

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18.      The exercise price of the subscription rights received by Association's
         Eligible Account Holders and Supplemental Eligible Account Holders to purchase Holding Company stock will be approximately equal to the fair market value of the stock of Holding Company at the time of the completion of the proposed transaction as determined by an independent appraisal. There will be no purchase price advantage for Eligible Account Holders and Supplemental Eligible Account Holders, or other recipients of the Subscription Rights purchasing share in the Subscription Offering, over persons purchasing shares in the Community Offering because all purchasers will pay the same price for the stock.

19. Converted Association has no plan or intention to issue any additional shares of stock following the proposed conversion.

20. The liabilities of Association to be assumed by Converted Association, plus the liabilities, if any, to which the assets of Association are subject, were incurred by Association in the ordinary course of its business. This Affidavit of Representations was executed by a duly-authorized officer of the undersigned entities on this 28th day of March 1997.

                                               FIRST FEDERAL SAVINGS AND
                                               LOAN ASSOCIATION OF SPARTANBURG


                                               By:  /s/ Billy L. Painter
                                                    BILLY PAINTER
                                                    PRESIDENT


                                               FIRSTSPARTAN FINANCIAL CORP.


                                               By:  /s/ Billy L. Painter
                                                    BILLY PAINTER
                                                    PRESIDENT


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